Exhibit 99.1

Synthetic Biologics and Intrexon Corporation Initiate Development of

Monoclonal Antibodies for Whooping Cough (Pertussis)

-- The University of Texas at Austin to Join in Pertussis Research Efforts --

For Immediate Release

Rockville, MD, and San Francisco, CA, December 20, 2012 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of synthetic biologics and innovative medicines for serious infections and diseases, and Intrexon Corporation, a leading synthetic biology company that utilizes its proprietary technologies to provide control over cellular function, announced today that they have initiated development of a monoclonal antibody (mAb) therapy for the treatment of pertussis, more commonly known as whooping cough. Each year, Bordetella pertussis (B. pertussis) infection causes an estimated 294,000 deaths worldwide, primarily among young, unvaccinated children.[1] Recent reports indicate that the pertussis vaccine introduced in the 1990s does not provide long-term protection and, as a result, whooping cough cases are increasing to a 60-year high in the U.S.[2],[3] To aid in the management of the rising number of pertussis cases, Synthetic Biologics intends to develop a mAb therapy, SYN-005, designed to neutralize the pertussis toxin, thereby reducing the mortality rate in infants and potentially shortening the chronic cough in adults.

The initiation of mAb development for the treatment of pertussis is the second of three infectious disease indications Synthetic Biologics intends to pursue as part of its August 2012 collaboration with Intrexon. To further the development of this potential therapy for pertussis, Synthetic Biologics has entered into an agreement with The University of Texas at Austin to license the rights to certain research and pending patents related to pertussis antibodies. These research efforts are being conducted at the Cockrell School of Engineering in the laboratory of Assistant Professor, Jennifer A. Maynard, Ph.D., the Laurence E. McMakin, Jr. Centennial Faculty Fellow in the McKetta Department of Chemical Engineering. Dr. Maynard brings to the project her expertise in defining the key neutralizing epitopes of pertussis toxin to optimize the potential efficacy of antibody therapeutics.

Dr. Maynard stated, “I am very excited to be working with Synthetic Biologics on the development of this important new treatment for whooping cough, with the potential to protect infants from this devastating disease, and to treat adults who suffer from the disease later in life.”

B. pertussis is a gram-negative bacterium that infects the respiratory tract of humans, causing uncontrollable, violent coughing. Antibiotic treatment does not have a major effect on the course of pertussis, because while it can eliminate the B. pertussis bacteria from the respiratory tract, it does not neutralize the pertussis toxin. Infants with pertussis often require hospitalization in pediatric intensive care units, frequently necessitating mechanical ventilation. Pertussis in adults generally leads to a chronic cough referred to as the “cough of 100 days.” The increased incidence of pertussis is associated with exposure of unvaccinated and under-vaccinated individuals, especially infants who are not yet fully vaccinated and individuals whose immunity has diminished over time, as well as individuals who are carriers with bacteria present in their lungs but may or may not have the active disease. Unlike antibiotics, SYN-005 will be designed to neutralize the pertussis toxin and reverse the course of the disease.

“We are pleased to begin work on a mAb therapy to treat pertussis with our infectious disease collaborator, Intrexon, as well as with the experts at The University of Texas at Austin. Dr. Maynard has been researching and developing specific pertussis toxin targets for more than five years and her experience should accelerate our development timelines,” said Jeffrey Riley, Chief Executive Officer of Synthetic Biologics, Inc. “A steady increase in outbreaks of pertussis has become a serious threat to some of the most vulnerable members of our society, especially infants, and to individuals who are unvaccinated or whose vaccine failed to provide lasting immunity. Across the nation this year, doctors have reported twice as many cases of pertussis as there were in 2011. The risk to individuals and to public health caused by outbreaks of pertussis support the pursuit of a new therapeutic option such as our mAb therapy.”

Collaboration with Intrexon

In August 2012, Synthetic Biologics entered into a worldwide exclusive channel collaboration with Intrexon for the development and commercialization of mAb therapies to treat certain infectious diseases. Under this collaboration, the Company intends to utilize Intrexon’s comprehensive suite of proprietary technologies, including the mAbLogix™ and LEAP™ platforms, to develop mAbs to specifically and rapidly neutralize/clear pathogens that cause infectious diseases. While the Synthetic Biologics has initiated mAb development for two of three initial targets, Acinetobacter infection and pertussis, the collaboration may optionally be expanded to include up to a total of eight infectious disease indications.

About Monoclonal Antibodies (mAbs)

Acting as the body's army, antibodies are proteins, generally found in the bloodstream, that provide immunity in detecting and destroying pathogens, such as viruses, bacteria and toxins. MAbs can be designed and produced as therapeutic agents, utilizing protein engineering and recombinant production technologies. The mAbs being developed under the Synthetic Biologics’ collaboration with Intrexon are intended to supplement a patient's own immune system by providing the means to specifically and rapidly neutralize and/or clear specific pathogens and toxins of interest in a process known as “passive immunity.” Many pathogens that cause infectious diseases are innately resistant to, or over time have developed increased resistance to, antibiotics and other drugs. Synthetic Biologics intends to utilize Intrexon’s comprehensive suite of proprietary mAb design and recombinant protein production technologies to efficiently create a potent candidate mAb (SYN-005) for human testing and use to specifically treat pertussis.

About Intrexon Corporation

Intrexon Corporation is a privately held biotechnology company focused on the industrial engineering of synthetic biology. Intrexon is deploying its extensive capabilities to rapidly design and produce novel and enhanced biological products and processes across multiple industry sectors, including: human therapeutics, protein production, industrial products, agricultural biotechnology, and animal science. The Company's advanced bioindustrial engineering platform enables Better DNA™ technology by combining revolutionary DNA control systems with corresponding advancements in modular transgene design, assembly, and optimization to enable unprecedented control over the function and output of living cells. More information about the Company is available at www.dna.com.

About Synthetic Biologics, Inc.

Synthetic Biologics is a biotechnology company focused on the development of product candidates for serious infections and diseases. Synthetic Biologics is developing a biologic for the prevention of C. diff infection, and a series of monoclonal antibodies (mAbs) for the treatment of serious infectious diseases, including Acinetobacter and pertussis. The Company is also developing a synthetic DNA-based therapy for the treatment of pulmonary arterial hypertension (PAH) in collaboration with Intrexon. In addition, the Company is developing a drug candidate for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS, and designing a clinical development pathway for the treatment of amyotrophic lateral sclerosis (ALS). For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

mAbLogix™ and LEAP™ are registered trademarks of Intrexon Corporation.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding Synthetic Biologics’ intent to develop and commercialize multiclonal antibody therapies for the treatment of infectious diseases such as pertussis, the timeline for such development, its use of Intrexon’s technologies and the intended results of such use, the opportunity presented by the number of affected patients, the anticipated results to be derived from the mAb research conducted at The University of Texas at Austin and the potential expansion of the Intrexon collaboration. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, a failure of Synthetic Biologics’ monoclonal antibodies for the treatment of infectious diseases to be successfully developed or commercialized, a failure of the Intrexon’s intellectual property to create potent candidate mAbs, an inability to obtain regulatory approval of the infectious disease product candidates, a failure of the results of clinical trials to support the efficacy or safety of product candidates, a failure of the preclinical or clinical trials to proceed on schedules that are consistent with Synthetic Biologics’ current expectations or at all, Synthetic Biologics’ inability to protect its intellectual property and freedom to operate without interference of the patents of others, inability to maintain the effectiveness of the exclusive collaboration agreement, its reliance on third parties to develop its product candidates, the insufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding Synthetic Biologics’ ability to obtain additional financing to support its operations thereafter and other factors described in Synthetic Biologics’ report on Form 10-K/A for the year ended December 31, 2011 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc.

Kris Maly

Vice President, Corporate Communication

(734) 332-7800, Ext. 22

For Intrexon Corporation: Donald P. Lehr, Chief Legal Officer, Intrexon Corporation, +1-301-556-9809, dlehr@intrexon.com; Investor: The Ruth Group, Stephanie Carrington / Nicole Greenbaum, +1- 646-536-7017 / 7009, scarrington@theruthgroup.com, ngreenbaum@theruthgroup.com

###

[1]	World Health Organization. Pertussis: immunization surveillance, assessment and monitoring. http://www.who.int/immunization_monitoring/diseases/pertussis/en/index.html.
[2]	Misegades LK, Winter K, Harriman K, Talarico J, Messonnier NE, Clark TA, Martin SW, Association of childhood pertussis with receipt of 5 doses of pertussis vaccine by time since last vaccine dose, California, 2010. JAMA, 2012 Nov 28;308(20):2126-32.
[3]	Centers for Disease Control and Prevention. Pertussis Epidemic – Washington, 2012. Morbidity and Mortality Weekly Report. July 20, 2012.